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                                   EXHIBIT 21

                                ALEXANDER'S, INC.

                           SUBSIDIARIES OF REGISTRANT


     Alexander's of Brooklyn, Inc.
     Alexander's of Fordham Road, Inc.
     Alexander's Rego Park Center, Inc.
     Alexander's of Rego Park, Inc.
     Alexander's of Rego Park II, Inc.
     Alexander's of Rego Park III, Inc.
     Alexander's of Third Avenue, Inc.
     Alexander's of Flushing, Inc.
     Alexander's Department Stores of New Jersey, Inc.
     Alexander's Department Stores of Lexington Avenue, Inc.
     Alexander's Department Stores of Brooklyn, Inc.
     U & F Realty Corp.
     ADMO Realty Corp.
     Ownreal Inc.
     Sakraf Wine & Liquor Store, Inc.